UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 11, 2024

OWLET, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39516	85-1615012
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 North Ashton Boulevard, Suite 300 Lehi, Utah	84043
(Address of principal executive offices)	(Zip Code)
(844) 334-5330
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	OWLT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Underwriting Agreement and Warrant
On September 11, 2024, Owlet, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Titan Partners Group LLC, a division of American Capital Partners, LLC, as the underwriter (the “Underwriter”), pursuant to which the Company agreed to issue and sell 3,135,136 shares (the “Shares”) of its Class A common stock, par value $0.0001 per share (“Common Stock”), at a price to the public of $3.70 per Share, less underwriting discounts and commissions (the “Offering”). The gross proceeds received by the Company at the closing of the Offering, on September 13, 2024 (the “Closing”), pursuant to such sales were approximately $11.6 million, prior to deducting underwriting discounts and commissions and other estimated Offering expenses.
Additionally, pursuant to the Underwriting Agreement, the Company issued to American Capital Partners, LLC, an affiliate of the Underwriter (the “Warrant Holder”), in a concurrent private placement as a portion of the underwriting compensation payable to the Underwriter, a warrant to purchase up to 125,405 shares of Common Stock (the “Warrant”). The Warrant is initially exercisable on March 13, 2025 at an exercise price of $4.63 and has a term of five years from such initial exercise date. Pursuant to the customary FINRA rules, the Warrant is subject to a lock-up agreement pursuant to which the Warrant Holder will not sell, transfer, assign, pledge, or hypothecate the Warrant or the securities underlying the Warrant, nor will the Warrant Holder engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Warrant or the underlying securities for a period of 180 days immediately following the commencement of sales of the Offering. The issuance of the Warrant was conducted in a private placement that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) and/or Regulation D. The issuance did not involve a public offering nor any general solicitation or general advertising. Neither the Warrant nor the underlying shares of Common Stock will be registered under the Securities Act at the time of issuance, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The Shares were issued pursuant to the Company’s registration statement on Form S-3 (File No. 333-281556), filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 14, 2024, which was declared effective on August 23, 2024. A final prospectus supplement relating to the Offering was filed with the Commission on September 12, 2024 (the “Prospectus”).
Pursuant to the Underwriting Agreement, the Company agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriter may be required to make because of such liabilities. The Company and the Company’s directors and executive officers and certain stockholders also agreed not to sell or transfer any Common Stock without first obtaining the written consent of the Underwriter, subject to certain exceptions as described in the Prospectus, for 90 days after the date of the Prospectus.
A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and lock-up arrangements do not purport to be complete and are qualified in their entirety by reference to such exhibit.
A copy of the Warrant is attached as Exhibit 4.1 hereto and is incorporated herein by reference. The foregoing descriptions of the Warrant do not purport to be complete and are qualified in their entirety by reference to such exhibit.
A copy of the opinion of Potter Anderson & Corroon LLP relating to the validity of the securities issued in the Offering and securities is filed herewith as Exhibit 5.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
1.1	Underwriting Agreement, dated as of September 11, 2024, by and between Owlet, Inc., and Titan Partners Group LLC, a division of American Capital Partners, LLC.
4.1	Representative’s Purchase Warrant, dated as of September 13, 2024.
5.1	Opinion of Potter Anderson & Corroon LLP.
23.1	Opinion of Potter Anderson & Corroon LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWLET, INC.

Date: September 13, 2024	/s/ Amanda Crawford
Amanda Crawford
Chief Financial Officer